Exhibit 23.2

Consent of Professional Bank Services, Inc.

We hereby consent to the use of the form of our opinion letter to the Board of Directors of Anderson Bank Company included as an annex to the prospectus of Park National Corporation/proxy statement of Anderson Bank Company included in the Registration Statement on Form S-4 (No. 333-138028) of Park National Corporation relating to the proposed merger of Anderson Bank Company with and into The Park National Bank and to the references to our firm and such opinion therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/  Professional Bank Services, Inc.

Professional Bank Services, Inc.

Louisville, Kentucky
November 9, 2006